Exhibit 12

Weyerhaeuser Company and Subsidiaries

Computation of Ratios of Earnings to Fixed Charges

(Dollar amounts in millions)

	2008	2007	2006	2005	2004	2003
Available earnings (loss):
Earnings (loss) from continuing operations before interest expense, amortization of debt expense and income taxes	$(2,196)	$119	$1,747	$2,096	$2,380	$1,082
Add: interest portion of rental expense	42	42	40	38	40	38
Deduct: undistributed earnings of equity affiliates and minority interest in income of subsidiaries	167	169	(37)	18	(32)	23

Available earnings (loss)	$(1,987)	$330	$1,750	$2,152	$2,388	$1,143

Fixed charges:
Interest expense incurred:
Weyerhaeuser Company and subsidiaries excluding Weyerhaeuser Real Estate Company and other related subsidiaries	$466	$564	$506	$624	$726	$704
Weyerhaeuser Real Estate Company and other related subsidiaries	60	65	67	53	57	53

Subtotal	526	629	573	677	783	757
Less: intercompany interest	(15)	(8)	(12)	2	—	—

Total interest expense incurred	511	621	561	679	783	757
Amortization of debt expense	7	8	11	18	15	14
Interest portion of rental expense	42	42	40	38	40	38

Total fixed charges	$560	$671	$612	$735	$838	$809

Ratio of earnings to fixed charges	—	—	2.86	2.93	2.85	1.41

Coverage deficiency	$2,547	$341	$—	$—	$—	$—

Weyerhaeuser Company with its Weyerhaeuser Real Estate Company and Other Related Subsidiaries Accounted for on the Equity Method, but Excluding the Undistributed Earnings of Those Subsidiaries

Computation of Ratios of Earnings to Fixed Charges

(Dollar amounts in millions)

	Year Ended December 31,
	2008	2007	2006	2005	2004	2003
Available earnings (loss):
Earnings (loss) from continuing operations before interest expense, amortization of debt expense and income taxes	$(2,245)	$62	$1,671	$2,027	$2,288	$1,002
Add: interest portion of rental expense	33	32	33	32	35	34
Deduct: undistributed earnings of equity affiliates and minority interest in income of subsidiaries	41	173	5	38	(2)	16
Deduct: undistributed earnings before income taxes of Weyerhaeuser Real Estate Company and other related subsidiaries	1,357	(203)	(724)	(734)	(610)	(392)
Add: dividends paid to Weyerhaeuser	—	—	—	—	—	115

Available earnings (loss)	$(814)	$64	$985	$1,363	$1,711	$775

Fixed charges:
Interest expense incurred	$466	$564	$506	$624	$726	$704
Amortization of debt expense	7	8	11	18	15	14
Interest portion of rental expense	33	32	33	32	35	34

Total fixed charges	$506	$604	$550	$674	$776	$752

Ratio of earnings to fixed charges	—	—	1.79	2.02	2.20	1.03

Coverage deficiency	$1,320	$540	$—	$—	$—	$—